Exhibit 99.2

NEWS RELEASE

NOBLE ENERGY ANNOUNCES 2014 CAPITAL PROGRAM AND GUIDANCE

COMPANY ALSO RAISES ITS FOURTH QUARTER 2013 VOLUME RANGE

HOUSTON (December 17, 2013) -- Noble Energy, Inc. (NYSE: NBL) today announced its 2014 capital program and guidance, and updated certain guidance items for the fourth quarter of 2013.

Total capital expenditures are estimated at $4.8 billion for 2014, with investments allocated 70 percent to U.S. Onshore and 30 percent to Global Deepwater activities. Total sales volumes for 2014 from continuing operations are anticipated to average between 302 and 322 thousand barrels of oil equivalent per day (MBoe/d). The midpoint of this range represents an 18 percent increase over the target for 2013, after adjusting for assets divested and exchanged in 2013. Overall, liquid volumes are expected to represent 46 percent of the total volume in 2014, with the remaining product split estimated to be 29 percent U.S. natural gas and 25 percent international natural gas. No adjustments have been made for the potential divestiture of our remaining non-core assets.

Charles D. Davidson, Noble Energy’s Chairman and CEO, stated, “Noble Energy continues to deliver substantial value across the portfolio. For the third consecutive year, production is projected to grow at strong double-digit rates. We continue to accelerate development in the DJ Basin, which will receive the greatest portion of our capital program, as well as the drilling program in the wet gas area of the Marcellus Shale. The Company’s strong balance sheet and growing cash flow allow us to execute our recently sanctioned developments and continue our robust exploration and appraisal programs to further enhance the major project pipeline.”

The Company expects to invest $3.2 billion in U.S. Onshore development. In the DJ Basin, acceleration of horizontal drilling and infrastructure development continues on the Company’s contiguous acreage position in northeastern Colorado. The sanctioned integrated development plans are being implemented in the Wells Ranch and East Pony areas bringing long-term efficiencies to the DJ Basin operations. During the year, approximately 320 operated horizontal wells are anticipated to be drilled, including over 55 extended reach laterals. In the Marcellus Shale, accelerated development continues with approximately 170 joint venture wells, including almost 100 operated horizontal wells with planned average lateral lengths of over 7,000 feet in the liquids-rich areas of the play. Additional exploration activity is expected to continue at the Wilson oil prospect in northeastern Nevada. U.S. Onshore sales volumes are projected to be up 28 percent in the DJ Basin, after adjusting for the acreage exchange, and 90 percent in the Marcellus Shale driven by the growth in both horizontal programs from 2013.

Global Deepwater programs will comprise $1.5 billion of capital investment in 2014. In the Eastern Mediterranean, progress on the onshore compression terminal in Israel will continue, as well as development at the recently sanctioned Tamar Southwest discovery. For the deepwater Gulf of Mexico, the Company expects to invest in the development of the sanctioned Big Bend and Gunflint projects and the 2013 Dantzler discovery, as well as the continuation of an active exploration program. In West Africa, an exploration well is anticipated in Cameroon and there are continued plans for a Diega project sanction and development. Capital has also been allocated to offshore international new ventures including seismic in Sierra Leone and the Falkland Islands. Global Deepwater sales volumes are anticipated to increase slightly from the prior year. Sales volumes in Israel are projected to increase 15 percent with a full year of operations at Tamar. West Africa maintains recent production levels as Alen offsets other declines. The deepwater Gulf of Mexico is expected to experience natural declines in maturing properties.

UPDATED FOURTH QUARTER 2013 GUIDANCE

Noble Energy increased its fourth quarter 2013 sales volumes from continuing operations to range from 286 to 288 MBoe/d. The increase of five MBoe/d from the prior estimate is a result of better than expected sales in the U.S. Onshore, West Africa and Israel. The Company also lowered its anticipated exploration expense for the fourth quarter of 2013 as a result of successful exploration drilling in the deepwater Gulf of Mexico and Eastern Mediterranean. The updated range is $200 to $225 million.

2014 GUIDANCE

Additional detailed operational and financial information representing the 2014 Guidance is included on the following pages.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts
David Larson
(281) 872-3125

dlarson@nobleenergyinc.com

Brad Whitmarsh
(281) 943-1670
bwhitmarsh@nobleenergyinc.com

Media Contact:
Reba Reid
(281) 876-8873
rreid@nobleenergyinc.com

This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’ s current views about future events. They include planned capital expenditures, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, or management's estimates or opinions change.

2014 Operational and Financial Guidance

Capital Expenditures
Total capital investments for 2014 are planned to be $4.8 billion. The breakdown by area is:

U.S. Onshore	$ MM	Global Deepwater	$ MM
DJ Basin	2,000	Eastern Mediterranean	525
Marcellus Shale	1,100	West Africa	375
Other	100	Gulf of Mexico	450
		New Ventures	150
Corporate	100

These capital investments do not assume any joint venture capital carry that could occur in the Company’s Marcellus Shale program. The maximum potential capital that could result due to the carry is estimated at $225 million (March through December).

Volumes and Prices
Total volumes from continuing operations are estimated to average between 302 to 322 MBoe/d, which includes equity method investment volumes. The breakdown of our estimated annual average daily volumes by product and area is:

Crude Oil and Condensate (MBbl/d)
United States	73 - 82
Equatorial Guinea	30 - 36
Equatorial Guinea - equity method investment	1 - 2
China	3 - 5

The price of our crude oil in the U.S. is expected to be at a discount to WTI of $2.00 to $3.00 per barrel. Crude oil in Equatorial Guinea is based off dated Brent and is expected to be at a discount of $3.00 to $5.00 per barrel. In China, the crude oil price is expected to be in line with Brent. All price estimates exclude the impact of hedge results.

Natural Gas (MMcf/d)
United States	515 - 565
Equatorial Guinea	230 - 250
Israel	220 - 250

The natural gas price for the U.S. is expected to range from $0.15 to $0.35 per thousand cubic feet (Mcf) below NYMEX Henry Hub. Price realizations for West Africa are estimated to be $0.27 per Mcf. Israel natural gas prices are anticipated to range from $5.55 to $5.85 per Mcf. All price estimates exclude the impact of hedge results.

Natural Gas Liquids (MBbl/d)
United States	19 - 23
Equatorial Guinea - equity method investment	4 - 6

The natural gas liquid (NGL) price realizations for the U.S. should average 35 to 45 percent of WTI.

Equity method investments include income generated from the methanol operations, and the condensate and NGLs recovered at the LPG plant in Equatorial Guinea, both which vary with production levels and liquid prices. Equity method income for 2014 is estimated at $110 to $140 million.

Costs and Expenses
Lease operating	$ 5.45 - $ 5.95 per Boe
Transportation and gathering	$ 1.20 - $ 1.40 per Boe
Depreciation, depletion and amortization	$16.45 - $16.95 per Boe

Production and ad valorem taxes	3.9 - 4.4% of oil, gas and NGL revenues

Exploration	$400 - $500 million
General and administrative	$470 - $540 million
Interest (net)	$155 - $175 million

Included in costs and expenses is approximately $95 million of stock-based compensation. Capitalized interest is estimated to be $140 to $160 million.

Other Items
Effective tax rate	28 - 34%
Deferred tax ratio	35 - 45%
Outstanding shares - diluted	364 - 368 million

Tax guidance is applicable to earnings before unrealized mark-to-market gain / loss on commodity derivatives and other items typically not factored in by analysts.

Commodity Hedges - 2014
The Company has hedged 62 percent of its global oil production and 54 percent of its U.S. natural gas volumes.

Noble Energy has entered into the following crude oil and natural gas derivative instruments for 2014.

			Crude Oil Hedges
			Swaps	Collars
			Average	Average	Average	Average
		Volume	Price	Short Put Price	Floor Price	Ceiling Price
Type of Contract	Index	(Bbl/d)	($/Bbl)	($/Bbl)	($/Bbl)	($/Bbl)

Fixed Price Swaps	NYMEX WTI	37,000	$92.67
Fixed Price Swaps	Dated Brent	13,000	$103.21
Three-Way Collars	NYMEX WTI	12,000		$75.67	$90.67	$100.88
Three-Way Collars	Dated Brent	8,000		$84.38	$98.25	$121.56

			Natural Gas Hedges
			Swaps	Collars
			Average	Average	Average	Average
		Volume	Price	Short Put Price	Floor Price	Ceiling Price
Type of Contract	Index	(MMBtu/d)	($/MMBtu)	($/MMBtu)	($/MMBtu)	($/MMBtu)

Fixed Price Swaps	NYMEX HH	60,000	$4.24
Three-Way Collars	NYMEX HH	230,000		$2.83	$3.75	$4.98